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DOLLAR GENERAL REPORTS FEBRUARY SAME-STORE SALES UP 5.5%;

OPENS 138 NEW STORES

GOODLETTSVILLE, Tenn. – March 3, 2005 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the February four-week period ended February 25, 2005, equaled $607.9 million compared with $533.9 million last year, an increase of 13.9 percent. For the February period, same-store sales, or sales in stores that were open both at the end of the period and at the beginning of the preceding fiscal year, increased 5.5 percent.

The 5.5 percent same store-sales increase for the period was driven by strong sales increases in food, including candy, snacks and perishables, as well as pet supplies. Customer transactions in same-stores increased approximately 2.9 percent. The average customer purchase in February for total stores was approximately $8.80 compared to $8.50 in the same period last year.

During the period, the Company opened 138 new stores and closed five stores.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,453 neighborhood stores as of February 25, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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